Exhibit 3.1

ARTICLES OF AMENDMENT OF KBS FASHION GROUP LIMITED Reg. No. 52900

REPUBLIC OF THE MARSHALL ISLANDS REGISTRAR OF CORPORATIONS DUPLICATE COPY

The original of this Document was filed in
NON RESIDENT	accordance with Section 5 of the
Business Corporations Act on

October 4, 2021
/s/ Peggy Yeung
Peggy Yeung
Deputy Registrar

ARTICLES OF AMENDMENT OF
ARTICLES OF INCORPORATION OF

KBS FASHION GROUP LIMITED

UNDER SECTION 90 OF THE
BUSINESS CORPORATIONS ACT

The undersigned, Sun Lei, Chief Executive Officer of KBS FASHION GROUP LIMITED, a corporation incorporated under the laws of the Republic of the Marshall Islands, for the purpose of amending the Articles of Incorporation of said Corporation pursuant to section 90 of the Business Corporations Act, hereby certifies that:

1.	The name of the Corporation is: KBS FASHION GROUP LIMITED.

2.	The Articles of Incorporation were filed with the Registrar of Corporations as of January 26, 2012. The Articles of Incorporation were amended by Articles of Amendment filed on March 22, 2012 and were subsequently amended and restated on October 30, 2012, and were further amended on the October 31, 2014, February 3, 2017 and June 21, 2021 (the “Restated Articles”).

3.	Article I of the Restated Articles is hereby deleted and replaced in its entirety with the following:

“The name of the Corporation is JX Luxventure Limited.”

4.	The amendment to the Restated Articles was authorized and approved by the board of directors of the Corporation and approved and adopted by holders of a majority of the issued and outstanding voting stock of the Corporation, acting by written consent in lieu of a meeting, in accordance with section 67(1) of the Business Corporations Act.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment on this 30 day of September, 2021.

/s/ Sun Lei
Authorized Person
Sun Lei
Chief Executive Officer